Exhibit (g)(6)


             IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                       IN AND FOR NEW CASTLE COUNTY

------------------------------------------
CHARLENE BLUE,                           :
                  Plaintiff,             :
                                         :
                 v.                      :       C.A. No. 16083NC
                                         :
TRIMAS CORPORATION, et al.,              :
                  Defendants.            :
------------------------------------------
GERALD SAPSOWITZ,                        :
                  Plaintiff,             :
                                         :
                 v.                      :       C.A. No. 16084NC
                                         :
RICHARD A. MANOOGIAN, et al.,            :
                  Defendants.            :
------------------------------------------
CHARTER CAPITAL CORP.,                   :
                  Plaintiff,             :
                                         :
                 v.                      :       C.A. No. 16085NC
                                         :
RICHARD A. MANOOGIAN, et al.,            :
                  Defendants.            :
------------------------------------------
ROSEANNE CARUSO,                         :
                  Plaintiff,             :
                                         :
                 v.                      :       C.A. No. 16086NC
                                         :
TRIMAS CORPORATION, et al.,              :
                  Defendants.            :
------------------------------------------
BETTY BARSKY,                            :
                  Plaintiff,             :
                                         :
                 v.                      :       C.A. No. 16087NC
                                         :
TRIMAS CORPORATION, et al.,              :
                  Defendants.            :

                        MEMORANDUM OF UNDERSTANDING

               This Memorandum of Understanding (the "Memorandum") is entered into by and between the undersigned law firms on behalf of Charlene Blue, Gerald Sapsowitz, Charter Capital Corp., Roseanne Caruso and Betty Barsky, plaintiffs in these putative class action litigations ("Plaintiffs"), and TriMas Corporation ("TriMas") and MascoTech, Inc. ("MascoTech"), and the individuals named as defendants in such litigations (collectively, "Defendants").
                               FACT RECITALS

               A. Plaintiffs are and were as of the date of the filing of the complaints herein the record and beneficial owners of shares of the common stock of TriMas ("Common Stock").

               B. On December 11, 1997, it was announced that the boards of directors of TriMas and MascoTech had determined that MascoTech's offer to purchase the outstanding public shares of TriMas for the price of $34.50 per share was fair and in the interests of both companies' stockholders and that each company had approved and adopted an Agreement and Plan of Merger dated as of December 10, 1997 (the "Merger Agreement") pursuant to which TriMas would be merged with and into MascoTech (the "Proposed Merger"), with MascoTech surviving the Proposed Merger, assuming that the necessary percentage of TriMas' stockholders accept the offer of $34.50 per share and tender their shares.

               C. On or about December 11, 1997, putative class actions on behalf of all shareholders of TriMas were filed in the Court of Chancery in the State of Delaware styled as Charlene Blue v. TriMas Corporation, et al., C.A. No. 16083NC, Gerald Sapsowitz v. Manoogian, et al., C.A. No. 16084NC, Charter Capital Corp. v. Manoogian, et al., C.A.No. 16085NC, Roseanne Caruso
v. TriMas Corporation, et al., C.A. 16086NC, and Betty Barsky v. TriMas Corporation, C.A. No. 16087NC (the "Complaints" or the "Actions"). The Complaints charged MascoTech, TriMas and the individual defendants with breaching their fiduciary duties in connection with the approval of the Offer (defined below), the Merger Agreement and the Proposed Merger. The Complaints sought, among other things, an order preliminarily and permanently enjoining the Offer and Proposed Merger on the ground that Defendants allegedly did not properly value the TriMas shares and requiring certain additional disclosures.

               D. On December 17, 1997, MascoTech mailed an Offer to Purchase for Cash All Outstanding Shares of Common Stock of TriMas Corporation at $34.50 Net Per Share dated December 17, 1997 (the "Offer") to TriMas stockholders seeking to purchase their shares.

               E. Since the filing of the Actions, attorneys for all parties have conducted arms-length negotiations and have discussed confirmatory discovery concerning the allegations of the Actions.

               F. On December 31, 1997, the parties to the Actions reached an agreement-in-principle concerning the proposed settlement of the Actions which will result in the public stockholders of TriMas receiving a supplement to the Offer containing certain supplemental disclosure materials (the "Supplemental Disclosure") relating to the Offer and Proposed Merger.

               NOW, THEREFORE, the parties hereto agree as follows:

                    1. Purpose And Scope Of This Memorandum. The purpose of this Memorandum is to set forth the agreement-in-principle of the parties to the Actions with respect to the matters addressed below. However, the obligations of the parties pursuant to this Memorandum are subject to modifications, if necessary, to ensure that the terms hereof will not generate any adverse tax, accounting or other consequences to the parties. Any necessary adjustments will be made on a mutually agreeable basis so as to preserve the economic, operational and other objectives of the parties in reaching this agreement-in-principle.

                    2. Principal Terms Of The Settlement. The following are the principal terms of the agreement-in-principle to be embodied in definitive documents to be executed by the appropriate parties (the "Settlement"):

                    Supplemental Disclosure. The parties to the Actions agree that the additional information contained in the Supplemental Disclosure constitutes fair, adequate and reasonable consideration for the settlement of all claims which were raised or could have been raised by Plaintiffs in the Actions and that the disclosure is made in order to address the claims asserted by Plaintiffs in the Actions. MascoTech will mail on or before January 5, 1998 to the record holders of TriMas common stock as of December 11, 1997 the Supplemental Disclosure in substantially the form attached hereto as Exhibit A which has been approved by all parties to the Actions.

                    3. Subject to such reasonable and appropriate confirmatory discovery as Plaintiffs and Defendants agree, the parties agree to enter into a settlement agreement (and such other and related documentation as may be necessary) which will provide for the settlement of the Actions (the "Settlement Agreement") on, among other terms, the following conditions:

                       (a) for certification, for settlement purposes only, of a mandatory non-opt-out class under Delaware Chancery Court Rule 23(b)(1) and 23 (b)(2) of all record and beneficial holders of TriMas common stock (other than the Defendants and their affiliates) during the period beginning on and including December 11, 1997, through and including the date of the consummation of the Proposed Merger (the "Merger Date"), including any and all of their respective predecessors, trustees, executors, administrators, representatives, heirs, transferees, successors in interest and assigns, immediate and remote, and any person claiming under any of them, and each of them, excluding Defendants and their affiliates (the "Class");

                       (b) for the complete discharge, dismissal with prejudice, settlement and release of, and an injunction barring, all claims, demands, rights, actions or causes of action, rights, liabilities, damages, losses, obligations, judgments, suits, matters and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, hidden or concealed, matured or unmatured, that have been, could have been, or in the future can or might be asserted in the Actions or in any court, tribunal or proceeding (including, but not limited to, any claims arising under federal or state law relating to alleged fraud, breach of any duty, negligence, violations of the federal securities laws or otherwise) by or on behalf of any member of the Class, whether individual, class, derivative, representative, legal, equitable or any other type or in any other capacity (the "Releasing Parties") against Defendants or any of their families, parent entities, associates, affiliates or subsidiaries and each and all of their respective past, present or future officers, directors, stockholders, representatives, employees, attorneys, financial or investment advisors, including, but not limited to, BT Wolfensohn, a division of BT Alex. Brown Incorporated, its parents and affiliates, and Salomon Brothers Inc, Smith Barney Inc., and Salomon Smith Barney, consultants, accountants, attorneys, investment bankers, commercial bankers, engineers, advisors or agents, heirs, executors, trustees, general or limited partners or partnerships, personal representatives, estates, administrators, predecessors, successors and assigns (collectively, the "Released Persons") which have arisen, could have arisen, arise now or hereafter arise out of, or relate in any manner to, the allegations, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations, omissions or any other matter, thing or cause whatsoever, or any series thereof, embraced, involved, set forth or otherwise related, directly or indirectly, to the Complaints, the Actions, the Merger Agreement, the Proposed Merger, the Offer, the Supplemental Disclosure and any other material, public filings or statements (including, but not limited to, public statements) by Defendants or their representatives, in connection with the Offer, the Merger Agreement or the Proposed Merger (collectively, the "Settled Claims"); provided, however, that the Settled Claims shall not include the right of any members of the Class or Released Persons to enforce the terms of the Settlement Agreement;

                       (c) For a release that extends to claims that the Releasing Parties do not know or suspect to exist at the time of the release, which if known, might have affected any Releasing Party's decision regarding the release contained in the Settlement. The Releasing Parties shall be deemed to relinquish, to the full extent permitted by law, the provision, rights and benefits of Section 1542 of the California Civil Code which provides:

            A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.


In addition, each of the Releasing Parties also shall be deemed to waive any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code Section 1542. The Releasing Parties acknowledge that they may discover facts in addition to or different from those that they will know or believe to be true at the time of the execution of the Stipulation of Settlement with respect to the subject matter of the release contained therein, but that it is their intention to fully, finally and forever settle and release any and all claims released hereby known or unknown, suspected or unsuspected, which will exist, or heretofore existed, or may thereafter exist, and without regard to the discovery or existence of such additional or different facts subsequent to the execution of the Stipulation of Settlement;

                       (d) that the Defendants have denied, and continue to deny, that any of them have committed or have threatened to commit any violations of law or breaches of duty to the Plaintiffs, the members of the Class or anyone;

                       (e) that the Defendants are entering into this Memorandum, and will be entering into the Settlement Agreement, because, among other reasons, the proposed Settlement would eliminate the burden, expense, and uncertainty of further litigation; and

                       (f) subject to the order of the Court, pending final determination of whether the settlement provided for in the Settlement Agreement should be approved, that Plaintiffs and all members of the Class, or any of them, are barred and enjoined from commencing, prosecuting, instigating or in any way participating in the commencement of any action asserting any claims, either directly, representatively, derivatively or in any other capacity, against any of the Defendants or any other persons or entities which have been or could have been asserted, or which arise out of or relate in any way to, the Settled Claims, or which arise out of or relate in any way to any of the transactions or events described in any complaints in the Actions.

            4. Cooperation. The Plaintiffs and their counsel will cooperate with MascoTech and TriMas in all reasonable respects in connection with the Offer, the Proposed Merger, the Supplemental Disclosure and the other understandings set forth herein. The parties, through their counsel, (i) agree to use their best efforts to pursue the Settlement of the Actions in as expeditious and comprehensive a manner as possible and acknowledge that time is of the essence; and (ii) agree to cooperate in preparing any and all necessary papers to define, pursue and effectuate the Settlement.

            5. Pending negotiation, execution and Court approval of the Settlement, the Plaintiffs agree to stay and not initiate any and all other proceedings in the Actions other than those incident to the Settlement itself, including, but not limited to the discovery contemplated by this Memorandum. The parties also agree to use their best efforts to prevent, stay or seek dismissal of or oppose entry of any interim or final relief in favor of any TriMas stockholder in any other litigation against any of the parties to this Memorandum which challenges the Settlement, the Supplemental Disclosure or the Proposed Merger.

            6. The parties to the Actions will use their best efforts to complete the discovery contemplated by this Memorandum and to agree upon, execute and present to the Court, on or before February 26, 1998, a formal Stipulation of Settlement and such other documents as may be necessary and appropriate to obtain the prompt approval by the Court of the Settlement and a dismissal with prejudice of the Actions in the manner contemplated herein and by the Stipulation of Settlement.

            7. The Settlement contemplated by this Memorandum will not be binding upon any party until, and is otherwise subject to:

                       (a) the completion by Plaintiffs in the Actions of such documentary discovery and/or oral depositions or interviews as reasonably are requested and agreed to by the respective party from whom discovery is requested (the scope of such discovery having been discussed by counsel prior to the execution of this Memorandum), and the conclusion of Plaintiffs in the Actions that based on such discovery, the Settlement is fair, reasonable and adequate;

                       (b) a formal Stipulation of Settlement (and such other documentation as may be required to obtain final approval by the Court of the Settlement) has been executed by counsel for the parties to the Actions;

                       (c) the expiration of the Offer to the shareholders of TriMas, and the consummation of the Proposed Merger;

                       (d) final approval by the Court of the Settlement (and the exhaustion of possible appeals, if any) and the dismissal of the Actions by the Court with prejudice and without awarding costs to any party (except as provided herein) have been obtained, and entry by the Court of a final order and judgment containing such release language as is negotiated by the parties and contained in the Stipulation of Settlement; and

                       (e) the determination by Defendants in the Actions that the dismissal of the Actions in accordance with the Stipulation of Settlement will result in the release with prejudice of the Settled Claims.

            8. If the Settlement is not consummated in accordance with Paragraph 7, this Memorandum shall be null and void and of no force and effect, and shall not be deemed, used or offered to prejudice in any way the positions of the parties or any Released Persons with respect to the Actions or otherwise, nor to entitle any party to the recovery of costs and expenses incurred to implement this Memorandum (except as provided in paragraph 10 hereof).

            9. Following negotiation of the terms of settlement set forth herein, the parties discussed plaintiff's request for an award of attorneys' fees. It was agreed that in connection with the Settlement contemplated by this Memorandum, Plaintiffs' counsel will apply to the Court for an aggregate award of attorneys' fees and expenses, including fees and expenses for or payable to any advisor engaged by or for the Plaintiffs, in an amount not to exceed $250,000 (collectively, the "Fees and Expenses"). Defendants agree that they will not oppose such application. Subject to the terms and conditions of this Memorandum and the terms and conditions of the Settlement Agreement contemplated herein, Defendants shall pay such Fees and Expenses as may be awarded by the Court in accordance with the terms of this Stipulation. Except as provided herein, the Released Persons shall bear no other expenses, costs, damages or fees alleged or incurred by the named Plaintiffs, by any member of the Class, or by any of their attorneys, experts, advisors, agents or representatives.

            10. Defendants shall be responsible for providing notice of the Settlement to the members of the Class. Defendants shall bear responsibility for all reasonable costs and expenses incurred in providing notice of the Settlement to the members of the Class.

            11. The provisions contained in this Memorandum shall not be deemed a presumption, concession or an admission by any Defendant in the Actions of any fault, liability or wrongdoing as to any facts or claims alleged or asserted in the Actions, or any other actions or proceedings, and shall not be interpreted, construed, deemed, invoked, offered, or received in evidence or otherwise used by any person in the Actions or in any other action or proceeding, whether civil, criminal or administrative.

            12. This Memorandum constitutes the entire agreement among the parties with respect to the subject matter hereof, and may not be amended nor any of its provisions waived except by a writing signed by all of the signatories hereto.

            13. This Memorandum and the Settlement contemplated by it shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of laws principles.

            14. Plaintiffs and their counsel represent and warrant that none of the Plaintiffs' alleged claims or causes of action against any of the Defendants have been assigned, encumbered or in any manner transferred in whole or in part.

            15. This Memorandum shall be binding upon, and inure to the benefit of, the parties to the Actions, the Released Persons and their respective agents, executors, heirs, successors and assigns.

            16. This Memorandum will be executed by counsel for the parties to the Actions. This Memorandum may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. By signing this Memorandum, Plaintiffs' counsel represent that they have authority to act on behalf of Plaintiffs in these Actions.

            17. The parties to this Memorandum agree (a) to use their best efforts to achieve the expedited dismissal of the Actions in accordance with the terms of this Memorandum and (b) to cause the timely occurrence of all events, transactions or other circumstances described herein.

               IN WITNESS WHEREOF, the parties have executed this Memorandum effective as of the date set forth below.

Of Counsel:                                  /s/ Norman M. Monhait
                                             -----------------------------------------
Bernstein Liebhard & Lifshitz                Norman M. Monhait
274 Madison Avenue                           Rosenthal, Monhait, Gross & Goddess,
New York, New York 10016                     P.A.
                                             Mellon Bank Center, Suite 1401
Schiffrin & Craig Ltd.                       919 Market Street
Three Bala Plaza East                        P. O. Box 1070
Suite 400                                    Wilmington, Delaware 19899
Bala Cynwyd, PA 19004                        (302) 656-4433
                                             Attorneys for Plaintiffs
Bernstein Litowitz Berger & Grossman LLP     Charlene Blue, Gerald Sapsowitz, Charter
1285 Avenue of the Americas                  Capital Corp., Roseanne Caruso and Betty
New York, NY 10019                           Barsky
Abbey, Gardy & Squitieri, LLP
212 East 39th Street
New York, NY 10016

Faruqi & Faruqi, LLP
415 Madison Avenue, 21st Floor
New York, NY 10017

Robert C. Susser, P.C.
6 East 43rd Street, Suite 1900
New York, NY 10017-4608

Of Counsel:                                  /s/ Srinivas M. Raju
                                             -----------------------------------------
Davis Polk & Wardwell                        Allen M. Terrell, Jr.
450 Lexington Avenue                         Srinivas M. Raju
New York, New York 10017                     Richards, Layton & Finger
                                             One Rodney Square
                                             P. O. Box 551
                                             Wilmington, Delaware 19899
                                             (302) 658-6541
                                             Attorneys for Defendants MascoTech, Inc.,
                                             Richard A. Manoogian, Eugene A.
                                             Gargaro, Jr. and  John A. Morgan


                                             /s/ Lawrence G. Campbell
                                             -----------------------------------------
                                             Lawrence G. Campbell
                                             Dickinson, Wright, Moon, Van Dusen
                                              & Freeman
                                             One Detroit Center
                                             500 Woodward Avenue
                                             Detroit, MI 48226-3425

                                             Attorneys for Defendants
                                             TriMas Corporation, Herbert S. Amster,
                                             Brian P. Campbell and Helmut F. Stern

December 31, 1997